Exhibit 10(e)

FIRST AMENDMENT

TO THE

BANK OF AMERICA 401(K) RESTORATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

Instrument of Amendment

THIS INSTRUMENT OF AMENDMENT (the “Instrument”) is executed this 18th day of December, 2009 by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America 401(k) Restoration Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated companies that participate in the Plan. The provisions of the Plan are currently set forth in an Instrument of the Company dated September 3, 2009, which amended and restated the Plan effective January 1, 2009. The Company has reserved the right in Section 4.1 of the Plan to amend the Plan in whole or in part, on its own behalf and on behalf of its affiliated companies that participate in the Plan. By this Instrument, the Company is amending the Plan to reflect the suspension of awards under the Bank of America Corporation Equity Incentive Plan.

NOW, THEREFORE, the Plan is hereby amended as follows effective as of January 1, 2009

1. The last sentence of Section 1.14(b) of the Plan is hereby amended in its entirety to read as follows:

“Eligible Incentive Awards shall not include contest prizes, hiring, retention or employment referral bonuses, one-time bonuses, suggestion program awards, long-term cash awards or any severance or similar benefits.”

2. Section 2.4(c) of the Plan is hereby amended in its entirety to read as follows:

“(c)

Matching Contributions for EIP and MFIP Awards: Under the EIP, a percentage of an eligible Associate’s annual incentive award earned for a performance period beginning on or after January 1, 2002 may be made in the form of an award of (i) restricted stock shares or restricted stock units granted under the Bank of America Corporation 2003 Key Associate Stock Plan (or any successor stock plan) or (ii) long-term cash. Similarly, under the MFIP, a percentage of an eligible Associate’s annual incentive award earned for a performance period beginning on or after January 1, 2006 may be made in the form of an award of (i) restricted mutual fund units granted under the MFIP or (ii) long-term cash. The remaining portion of the Associate’s annual incentive award may be payable in current cash that is not subject to a vesting schedule. Only the portion of the Associate’s annual incentive award payable in current cash, if any, is eligible for deferral under the 401(k) Plan or the Restoration Plan. However, for an Associate covered by the EIP or the MFIP who is eligible to receive matching contributions under the 401(k) Plan at the time when the current cash portion, if any, of such annual incentive award is payable, the Associate’s Participating Employer shall credit to the Participant’s Matching Contribution Restoration Account an amount equal to 5% of the “Principal Amount” (as defined in the EIP and the MFIP), if any, with respect to such annual incentive award; provided, however, that in no event shall the combined matching contributions under Section 2.4(b), this Section 2.4(c) and the 401(k) Plan for the Plan Year exceed $12,500. For purposes of this Section, the EIP Principal Amount, if any, for an Associate who is in Band 0 shall be the amount communicated to the Global Human Resources Group by the Corporation’s Executive Compensation group as the EIP Principal Amount, if any.”

IN WITNESS WHEREOF, the Corporation, on behalf of all of the Participating Employers, has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ Mark S. Behnke
Mark S. Behnke Global Compensation, Benefits and Shared Services Executive

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